Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Blue Owl Credit Income Corp.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated financial statements of Blue Owl Credit Income Corp. and subsidiaries (formerly known as Owl Rock Core Income Corp.)(the Company) as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and our report dated March 6, 2024 expressed an unqualified opinion on those consolidated financial statements. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to March 6, 2024.

We have also previously audited, in accordance with the standards of the PCAOB, the consolidated statements of assets and liabilities of the Company, including the consolidated schedules of investments, as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in net assets, and cash flows for the period from November 10, 2020 (commencement of operations) to December 31, 2020 (none of which is presented herein), and we expressed unqualified opinions on those consolidated financial statements. The senior securities information included in the prospectus of the Company for the year ended December 31, 2023, under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York
April 2, 2024